Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval
For Further Information Contact:
      Stuart L. Uselton
      Executive Vice President
      Chief Administrative Officer
      704-940-7832
CATO REPORTS 2Q EPS UP 5%
Provides Second Half Guidance
Charlotte, NC (August 21, 2008) – The Cato Corporation (NYSE: CTR) today reported net income of $12.1 million or $.41 per diluted share for the second quarter ended August 2, 2008, compared to net income of $12.5 million or $.39 per diluted share for the second quarter ended August 4, 2007. Net income decreased 3% and earnings per diluted share increased 5% over last year. Sales for the second quarter were $231.0 million, a 5% increase over sales of $219.0 million last year. Second quarter comparable store sales increased 2%.
For the six months ended August 2, 2008, the Company earned net income of $28.9 million or $.99 per diluted share, compared with net income of $31.2 million or $.97 per diluted share for the six months ended August 4, 2007, a 7% decrease in net income and a 2% increase in earnings per diluted share. Sales for the first half were $456.7 million, an increase of 3% over the prior year’s first half sales of $443.1 million. Comparable store sales for the first half were flat compared to first half 2007.
“Second quarter results benefited from tight inventory management, better sell-throughs of regular priced merchandise and the impact on overall sales from stimulus checks,” said John Cato, Chairman, President, and Chief Executive Officer. “We expect the remainder of the year to be difficult as our customer continues to face difficult economic conditions. We remain comfortable with our original guidance for the second half of the year with earnings per diluted share in a range of ($.06) to $.04 versus $.03 last year.”
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

Second quarter gross margin was 35.9 % compared to 32.6% last year due primarily to better merchandise margins. Second quarter SG&A costs as a percent of sales increased to 27.5% from 23.9% last year. The increase in SG&A for the quarter was primarily a result of the costs associated with closing 47 underperforming stores, higher than expected medical costs and an increase in accrued incentive compensation.
Based on year-to-date results and our original guidance for the second half, we estimate earnings per diluted share for the year to be in the range of $.93 to $1.03 versus $1.03 last year, a decrease of 10% to flat. By quarter, earnings per diluted share are estimated to be in the range of ($.05) to $.00 versus $.09 last year for the third quarter and ($.01) to $.04 versus ($.06) last year for the fourth quarter. Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 3% to flat.
During the first half, the Company opened 32 new stores and closed 63 stores. The Company continues to expect to open approximately 70 stores during 2008. As of August 2, 2008, The Cato Corporation operated 1,287 stores in 31 states, compared to 1,306 stores in 31 states as of August 4, 2007.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

6

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED AUGUST 2, 2008 AND AUGUST 4, 2007
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	August 2,	%	August 4,	%	August 2,	%	August 4,	%
	2008	Sales	2007	Sales	2008	Sales	2007	Sales

REVENUES

Retail sales	$230,957	100.0%	$218,973	100.0%	$456,748	100.0%	$443,107	100.0%
Other income (principally finance, late fees and layaway charges)	2,911	1.3%	2,961	1.3%	5,948	1.3%	6,056	1.4%

Total revenues	233,868	101.3%	221,934	101.3%	462,696	101.3%	449,163	101.4%

GROSS MARGIN (Memo)	82,937	35.9%	71,459	32.6%	167,108	36.6%	152,171	34.3%

COSTS AND EXPENSES, NET
Cost of goods sold	148,020	64.1%	147,514	67.4%	289,640	63.4%	290,936	65.7%
Selling, general and administrative	63,580	27.5%	52,463	23.9%	119,896	26.2%	103,599	23.4%
Depreciation	5,657	2.5%	5,623	2.6%	11,267	2.5%	11,014	2.5%
Interest and other income	(1,709)	-0.7%	(2,316)	-1.1%	(3,609)	-0.8%	(4,209)	-1.0%

Cost and expenses, net	215,548	93.4%	203,284	92.8%	417,194	91.3%	401,340	90.6%

Income Before Income Taxes	18,320	7.9%	18,650	8.5%	45,502	10.0%	47,823	10.8%

Income Tax Expense	6,229	2.7%	6,140	2.8%	16,558	3.6%	16,642	3.8%

Net Income	$12,091	5.2%	$12,510	5.7%	$28,944	6.4%	$31,181	7.0%

Basic Earnings Per Share	$0.42		$0.39		$0.99		$0.99

Basic Weighted Average Shares	29,113,017		31,897,365		29,104,465		31,624,979

Diluted Earnings Per Share	$0.41		$0.39		$0.99		$0.97

Diluted Weighted Average Shares	29,200,726		32,189,903		29,180,499		32,040,169

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 2,	August 4,
	2008	2007	February 2,
	(Unaudited)	(Unaudited)	2008
ASSETS
Current Assets
Cash and cash equivalents	$45,371	$19,929	$21,583
Short-term investments	107,952	150,387	92,995
Accounts receivable — net	44,026	45,533	45,282
Merchandise inventories	96,864	99,236	118,679
Other current assets	14,784	14,719	14,511

Total Current Assets	308,997	329,804	293,050

Property and Equipment — net	119,952	126,573	123,190

Other Assets	4,482	4,279	4,552

TOTAL	$433,431	$460,656	$420,792

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$143,214	$120,180	$148,936

Noncurrent Liabilities	22,465	32,103	24,486

Stockholders’ Equity	267,752	308,373	247,370

TOTAL	$433,431	$460,656	$420,792